SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549





                            FORM 8-K

                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  August 14, 1997


                        NYNEX CORPORATION
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or Other Jurisdiction of Incorporation)


No. 1-8608                         No. 13-3180909
(Commission File Number)           I.R.S. Employer Identification



     1095 Avenue of the Americas, New York, New York  10036
            (Address of Principal Executive Offices)


                         (212) 395-2121
      (Registrant's Telephone Number, Including Area Code)

Form 8-K                                          NYNEX CORPORATION
August 14, 1997


Item 1.   Changes in Control of Registrant

          On August 14, 1997, Bell Atlantic Corporation ("Bell Atlantic"), a Delaware corporation, and NYNEX Corporation ("NYNEX"), a Delaware corporation, consummated a merger (the "Merger") whereby Bell Atlantic Merger Venture, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Bell Atlantic, was merged with and into NYNEX pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 21, 1996, as amended and restated as of July 2, 1996, by and between NYNEX and Bell Atlantic and to which Merger Sub also became a party. As a result of the Merger, NYNEX has become a wholly-owned subsidiary of Bell Atlantic.

          Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $1.00 per share, of NYNEX ("NYNEX Common Stock") was converted into the right to receive .768 of a share of common stock, par value $0.10 per share, of Bell Atlantic ("Bell Atlantic Common Stock"). Bell Atlantic will issue approximately 350.2 million shares of Bell Atlantic Common Stock in exchange for the shares of NYNEX Common Stock. In addition, each option to purchase NYNEX Common Stock outstanding under NYNEX's stock option plans was converted into an option to purchase the number of shares of Bell Atlantic Common Stock equal to the number of shares of NYNEX Common Stock subject to such option multiplied by the exchange ratio for the Merger, and the associated exercise price was adjusted accordingly.

Form 8-K                                          NYNEX CORPORATION








                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.





                                     NYNEX CORPORATION




                                     By    s/Mel Meskin
                                             Mel Meskin
                                        Vice President and Comptroller





August 15, 1997